NET-FORCE SYSTEMS INC.



Antigua Online Gaming Wagering and Gaming Reseller Agreement


THIS AGREEMENT (the "Agreement") is entered into by and between Antigua Online Gaming and the Reseller.


RECITALS
--------

A. Antigua Online Gaming is in the business of producing, marketing and promoting on-line casino, sports book and lotteries entertainment Services which are accessed through the use of a personal computer, modem and/or direct Internet access.

B. Reseller undertakes to have Antigua Online Gaming produce a gaming web site service for the Reseller web site (the "Service"), and Reseller desires to market and promote the Service. This Service will be advertised, marketed and promoted under the name "Antigua Online Gaming".

C. Reseller desires to obtain from Antigua Online Gaming, and Antigua Online Gaming agrees to grant Reseller the nonexclusive right and license to advertise, market and promote the Service, in accordance with the following terms and conditions.


TERMS AND CONDITIONS
--------------------
1.
     Grant of Promotion and Distribution License.

     1.1

     Antigua Online Gaming grants to Reseller the non-exclusive, non-transferable right and license to advertise, market and promote the Service, in accordance with the terms and conditions hereof.

     1.2

     Antigua Online Gaming grants to Reseller the non-exclusive, non-transferable right and license to distribute to Reseller customers, in accordance with the terms and conditions herein, the specialized casino and gaming "Software" (the "Software") which enables access to the Service. Reseller shall not under any circumstances reverse engineer, disassemble, decompile, or otherwise attempt to render source code from the "Software", or to reproduce or distribute the "Software" in source code format. Reseller acknowledges and agrees that the "Software" is the proprietary property of Antigua Online Gaming, and that it embodies substantial creative rights, confidential and proprietary information, copyrights, trademarks and trade secrets, all of which shall remain the exclusive property of Antigua Online Gaming and/or its licensors. Reseller agrees to include such proprietary rights notices, markings or legends on any advertisements or promotional materials for the "Software" as Antigua Online Gaming shall reasonably specify from time to time. The notice shall be as small as possible while still remaining legible to the average viewer.

     1.3

     All other rights and licenses not expressly granted to Reseller herein are reserved by Antigua Online Gaming.

     1.4

     No payment will be made to reseller for customers who utilize Antigua Online Gaming's Play for Fun Services.


2.
     Obligations of Antigua Online Gaming.

     2.1

     Antigua Online Gaming will provide access to; (a) casino style games (b) sports book, (c) lottery ticket distribution, (c) Merchant accounts, (d) credit card authorization, (e) fraud control, for billing; (f) financial management of receivables including call reports and accounting services, all in accordance with standard practices and procedures. The choice of content for the Service, and the choice of persons retained to deliver the Service's, shall be determined by Antigua Online Gaming in its sole discretion.

     2.2

     Antigua Online Gaming shall retain the right to provide the Service in what ever form Antigua Online Gaming deems appropriate.



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     2.3

     Antigua Online Gaming shall retain the right to change any part of the Service at anytime, without notice to Reseller, in whatever manner Antigua Online Gaming deems appropriate.

     2.4

     Antigua Online Gaming shall retain the right to cancel any part of the Service at any time, without notice to Reseller, in whatever manner Antigua Online Gaming deems appropriate.

     2.5

     Notwithstanding anything in this Agreement, Antigua Online Gaming shall not be held responsible or liable for any loss of income or loss of ability to produce income, on the part of the Reseller, arising from any inability of Antigua Online Gaming to deliver the Services contemplated in this Agreement for any reason whatsoever, whether Antigua Online Gaming is at fault or whether a third party is at fault.


3.
     Obligations of Reseller.

     3.1

     Reseller shall use best commercially reasonable efforts to actively and effectively advertise, market and promote the Service as widely and aggressively as possible so as to maximize the financial benefit to Reseller and to Antigua Online Gaming. Reseller shall only engage in advertising, marketing and promotional efforts which do not violate any law and which reflect positively upon the business reputation of Antigua Online Gaming. In particular, Reseller agrees to market the product in a manner that is consistent with the content and style of the Service. In connection therewith, Antigua Online Gaming shall have the right to review and approve (approval shall not be unreasonably withheld) the manner and methods of advertising, marketing and promotion used by Reseller in connection with the Service. Approval may be withheld if Antigua Online Gaming determines, in its sole discretion, that any such activities would tend to reduce the value of, or would impair Antigua Online Gaming's goodwill and business reputation, or would expose Antigua Online Gaming to legal liability.

     3.2

     Notwithstanding any approval by Antigua Online Gaming given in accordance with section 3.1 of this Agreement, Antigua Online Gaming shall under no circumstances be held liable for, and Reseller shall indemnify, defend and hold Antigua Online Gaming harmless against, any and all claims asserted against Antigua Online Gaming by reason of Reseller's marketing and promotional efforts undertaken hereunder.

     3.3

     Reseller shall bear all costs and expenses incurred in connection with the advertising, marketing and promotion of the Service, including but not limited to all costs relating to the marketing.


4.
     Compensation.

     4.1

     As used herein, "Reseller Percentage" shall mean the percentage paid to Reseller of the actual net revenue received from a user (the "Customer") for approved use of the Service. The actual Reseller Percentage shall be equal to 25 percent (25%) of the Net Monthly Revenue. "Net Monthly Revenue" shall mean the total amount wagered in the casino and the sportsbook, less the total amount paid out as winnings in the casino and the sportsbook, PLUS, total sales of lottery tickets, less the invoiced cost for purchasing lottery tickets for the lottery ticket sales and less the amount for all merchant banking fees. "Player Signup" shall mean a unique player signing up for an account and wagering an amount greater than US$100.

     4.2

     Antigua Online Gaming shall pay Reseller monthly, in accordance with this contract for the preceding calendar month. Payment for the preceding month shall be made prior to the 20th day of each month.

     4.3

     Current months losses will be carried forward to following months to offset any commissions payable.


5.
     Term and Termination.


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     5.1

     This Agreement shall commence and be deemed effective on the date when accepted by an authorized representative of the Reseller (the "Effective Date"). This Agreement shall be deemed to be accepted by the Reseller when the Reseller chooses "YES" to the "Antigua Online Gaming WAGERING AND GAMING PARTNERS AGREEMENT" and hits the submit button on the Reseller Sign-Up page. This Agreement is in effect for a period of one (1) year (the "Term") with additional one (1) year extensions at Reseller's option. If Reseller elects to exercise this option, the option as exercised must be addressed to Antigua Online Gaming in writing, no later than forty five
     (45) days prior to the expiration of the Term. In addition, Antigua Online Gaming, after six months from the Effective Date, shall have the right to terminate this contract if Reseller fails to generate a minimum of three hundred (300) "Independent customers" in any given month for the first five months and five hundred (500) in any given month thereafter. Said, notification will be sent in writing, at least thirty (30) days prior to the expiration of the term. Notwithstanding anything in this Agreement neither party shall have the right to terminate this Agreement within the first six months of the Agreement.

     5.2

     Upon termination of this Agreement, Reseller shall immediately return to Antigua Online Gaming any and all Antigua Online Gaming materials which Antigua Online Gaming has a proprietary right in that are in Reseller's possession and/or in the possession of Reseller's agents, servants and employees.

     5.3

     Customers using Antigua Online Gaming's facilities and all information relating to these customers shall remain the property of Antigua Online Gaming at all times during the operation of this contract and after termination.


6.
     Accounting Statements.

     6.1

     All payments due to Reseller by Antigua Online Gaming shall be made on or before the twentieth (20) day of each month for the immediately preceding calendar month and shall be accompanied by a written statement which specifies the grossrevenues received by Antigua Online Gaming with respect to the Reseller customers, the number of Reseller Customers wagering and the calculation of the monies being paid to Reseller. Additionally, statements may be adjusted by Antigua Online Gaming from time-to-time to reflect overpayments, consumer chargebacks and/or, credits or underpayments by Antigua Online Gaming.

     6.2

     Antigua Online Gaming shall hold back 10% of each months payment due to Reseller (the "Hold Back Amount"). The Hold Back Amount shall be retained by WorldGaming for a period of 90 days. If the chargebacks pertaining to the sales made by Reseller for any given month are less than 10% of the Reseller Percentage, then Antigua Online Gaming shall pay the difference to Reseller with the next monthly installment after the 90 day hold back period. If the chargebacks pertaining to the sales made by Reseller for any given month are greater than 10% of the gross sales on which commissions are paid to Reseller, then Antigua Online Gaming shall adjust the payment due to Reseller in accordance with section 6.1 of this Agreement.


7.
     Audit Rights.

     Reseller may designate a Chartered Accountant to examine the books and records of Antigua Online Gaming with respect to this Agreement. Said examination shall be at Reseller's sole cost and expense and may be conducted no more than once annually during normal business hours and no sooner than five (5) business days after Reseller gives written notice of such audit to Antigua Online Gaming. Accounting statements rendered by Antigua Online Gaming shall be deemed conclusive if not challenged by Reseller within thirteen (13) months after being rendered.


8.
     Exclusivity, Non-Competition and Ownership of Service Name.

     8.1

     Reseller agrees, understands and acknowledges that Antigua Online Gaming may enter into Agreements of this type with third parties to promote the Service or a similar version thereof.

     8.2

     Reseller has not paid consideration for the use of Antigua Online Gaming's or Antigua Online Gaming licensors' trademarks, logos, copyrights, tradenames, the Servicename referred to in Recital B, or designations, and nothing contained in this agreement shall give Reseller any right, title or interest in or to any of them. Reseller acknowledges that Antigua Online

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     Gaming and Antigua Online Gaming licensors own and retain all copyrights and other proprietary rights in all of the foregoing, as well as any Software supplied by Antigua Online Gaming. Reseller shall not at any time during or after this agreement, assert or claim any interest in or to, or do anything which may adversely affect the validity or enforceability of, any trademark, tradename, copyright, servicemark or logo belonging or licensed to Antigua Online Gaming (including any act or assistance to any act which may infringe or lead to the infringement of any copyright in the "Software"). Without limiting the generality of the foregoing, Reseller shall not attempt to register, or assist any third party in attempting to register any trademark, tradename or other proprietary right with any governmental agency, federal, provincial, local or otherwise, or with any other entity or authority, without the express, unequivocal and unambiguous prior written consent of Antigua Online Gaming. Reseller shall not attach any additional trademarks, logos or trade designations to the "Software" and shall ensure that none of the trademarks (or any variation thereof) appears in any portion of Reseller's name or any name under which Reseller does business. Reseller shall not affix a trademark, logo or tradename of Antigua Online Gaming or Antigua Online Gaming Licensors to any non-Antigua Online Gaming product. Reseller shall not alter, erase, deface or overprint any proprietary rights notice on anything provided by Antigua Online Gaming.


9.
     Confidentiality and Non-Disclosure.

     9.1

     Reseller and Antigua Online Gaming each agrees that during the course of this Agreement, each may have access to and become acquainted with ConfidentialInformation of the other. Reseller and Antigua Online Gaming each specifically agrees that it shall not misuse, misappropriate or disclose any such Confidential Information, directly or indirectly, to any third party or use any such Confidential Information in any way, either during the Term of this Agreement or at any time thereafter. Reseller and Antigua Online Gaming each acknowledges and agrees that the sale or unauthorized use or disclosure of any such Confidential Information obtained by the other during the Term of this Agreement shall constitute unfair competition and shall cause the party owning the Confidential Information to suffer great and irreparable harm. Reseller and Antigua Online Gaming each further acknowledge and agree that, except as otherwise provided in this Agreement, all such Confidential Information is and will remain the sole and exclusive property of the disclosing party. The terms of this Section shall survive the expiration or termination of this Agreement.

9.2

     For purposes of this section 9, "Confidential Information" means (a) discoveries, concepts and ideas, whether patentable or not; (b) business or technical information, including but not limited to product or Service plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development, and know-how; (c) any information designated as "confidential", "proprietary", or "secret" or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential, proprietary or secret.

     9.3

     The obligations of section 9.1 shall not apply to the extent that any Confidential Information (a) becomes generally available to the public through no fault of the party to whom it was disclosed; (b) is or has been disclosed to such party directly or indirectly by a person under no obligation of non-disclosure to the disclosing party; or (c) is required to be disclosed under any laws, rules, regulations or governmental orders provided, however, that the party to whom it was disclosed shall have the burden of proving any of the foregoing exceptions by conclusive relevant evidence.

     9.4

     Notwithstanding anything to the contrary contained herein, the parties agree that the financial terms and conditions of this Agreement are to remain strictly confidential, and that neither party will disclose such financial terms and conditions to any third party without the prior written consent of the other party. This section shall not apply to disclosures which are required by law (such as Antigua Online Gaming reporting requirements), by order of a court with competent jurisdiction, or to each party's respective attorneys, accountants, and business advisors under a similar duty of confidentiality.


10.
     Representations, Warranties and Indemnity.

     10.1

     Reseller warrants, represents and covenants to Antigua Online Gaming that:
     (a) Reseller has the full legal right, power and authority to enter into and perform this Agreement, and to grant to Antigua Online Gaming the rights set forth in this Agreement; and (b) Reseller will obtain all necessary rights, licenses, permissions, business permits, and will comply with all applicable laws, rulesand regulations in this connection in offering the Service to end -users.


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     10.2

     Reseller agrees to indemnify and hold Antigua Online Gaming harmless, and further agrees to defend Antigua Online Gaming through the service of an attorney chosen and approved by Antigua Online Gaming, from and against any and all claims, liabilities, causes of action, damages, judgments, costs and expenses (including reasonable attorney's fees) arising out of or in any way connected with any breach or alleged breach by Reseller of any representation, warranty or agreement contained in this section 10, or elsewhere in this Agreement.

     10.3

     In no event shall Antigua Online Gaming be liable to the Reseller, Reseller's customers or any other third party claim for any indirect, special, or consequential damages, including lost profits, whether based upon a claim or action of contract, warranty, negligence, or other tort or breach of any statutory duty, indemnity or contribution, or otherwise arising out of this agreement, or the use and promotion of the Service, and/or any other act or omission relating to the Service in any connection to the sale or promotion of the Service, even if, in any such case, Antigua Online Gaming has been advised of the possibility of such damages.


11.
     No Representation or Guarantee Regarding Profits or Income.

     Reseller agrees, understands and acknowledges that the Antigua Online Gaming, it's parent company, it's sub entities, it's agents, it's officers, it's directors, it's shareholders, and/or accountants have made no representation of any nature whatsoever to Reseller and/or "Reseller's agents, servants and/or employees regarding profits, income, or money which Reseller may obtain or generate from the Service and/or from entering into this "Agreement" and/or from marketing and/or promoting any version of this Service, and/or form any other matter relating to this "Agreement" and/or to the subject matter of this "Agreement". Any expression by Antigua Online Gaming in this regard is an expression of opinion only and Reseller agrees understands and acknowledges that they have not been induced to, and/or persuaded thereby to, enter into this "Agreement" and that Reseller has entered in to the Agreement of their own free will and choice, without any force or duress, and only after thorough, complete, full, and thoughtful investigation and after obtaining independent advice and counsel from their accountant, their attorney, and their financial advisors.


12.
     Assignment.

     This Agreement and rights and duties hereunder may not be assigned or transferred, either in whole or in any part by Reseller without the express prior written consent of Antigua Online Gaming, which consent shall not be unreasonably withheld.


13.
     Binding Effect.

     This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the subsidiaries, affiliates, officers, directors, employees, agents, families, heirs, beneficiaries, executors, administrators, personal representatives, successors-in-interest and assigns of the respective parties hereto, and any entity which acquires either of the respective parties hereto.


14.
     Severability.

     If it is determined by a court of competent jurisdiction that any provision contained in this Agreement is illegal or unenforceable, such determination shall solely affect such illegal or unenforceable provision and shall not affect the validity or enforceability of the remaining provisions of this Agreement.


15.
     Further Acts.

     Each party agrees to perform such further acts and to execute and deliver to the other party any and all further documents which are required to carry out the purpose and intent of this Agreement or any of the provisions contained herein.


16.
     Notices.

     Except as otherwise provided herein, all notices, payments, or any other communications provided for herein shall be in writing or emailed and shall be given by email or personal delivery, or by mail, certified or registered, postage prepaid, return receipt requested, sent to the other party to this Agreement to whom it is given at the address set forth below, or such other address as either party to this Agreement may direct by notice given in accordance with the provisions of this Section. All notices shall be deemed effective upon personal delivery, or seven (7) days


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     following deposit in the mail, or three (3) days following delivery through electronic mail (email):

     Email: support@starnetsystems.net


17.
     Dispute Resolution.

     17.1.

     Agreement to Submit to Binding Arbitration. Except as otherwise provided below, the parties agree to submit disputes between them relating to this Agreement and its formation, breach, performance, interpretation and application to binding arbitration as follows.

     17.2.

     Notice. Each party will provide written notice to the other party of any dispute within six (6) months of the date when the dispute first arises or occurs. If a party fails to provide such notice, recovery on the dispute will be barred.

     17.3.

     Arbitration Rules. Arbitration will be conducted in Antigua, pursuant to the Arbitration legislation then in effect in the Antigua. Except as otherwise agreed, the arbitration shall be conducted by a single arbitrator. The arbitration award will be final and binding and may be enforced in any court of competent jurisdiction.

     17.4.

     Costs and Attorneys' Fees. Unless the arbitrator finds that exceptional circumstances require otherwise, the arbitrator will grant the prevailing party in arbitration its costs of arbitration and reasonable attorneys' fees as part of the arbitration award.

     17.5.

     Exceptions. Neither party will be required to arbitrate any dispute relating to actual or threatened: (a) unauthorized disclosure of Confidential Information; or (b) violation of Antigua Online Gaming's proprietary rights. Either party will be entitled to receive in any court of competent jurisdiction injunctive or other equitable relief, in addition to damages, including court costs and fees of attorneys and other professionals, to remedy any actual or threatened violation of its rights with respect to which arbitration is not required hereunder.


18.
     Relationship of the Parties.

     This Agreement does not create a partnership or joint venture between the parties hereto and neither party shall have the power or authority to obligate or bind the other in any manner whatsoever.


19.
     Entire Agreement.

     This Agreement supersedes all prior negotiations, understandings and agreements between the parties hereto concerning the subject matter hereof. This Agreement may not be changed nor modified, nor may any provision hereof be waived, except in a writing signed by the parties hereto.


20.
     Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of Antigua.


21.
     Survival of Rights.

     Notwithstanding anything to the contrary contained in this Agreement, any obligations which remain executory after expiration of this Agreement shall remain in full force and effect until discharged by performance and such rights as pertain thereto shall remain in full force and effect until their expiration.


22.
     Headings.

     The headings used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for purposes of reference. Such headings shall be not deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement, nor shall such headings otherwise be given any legal effect.



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